Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 4, 2021, with respect to the financial statements and financial highlights of AMG Pantheon Fund, LLC as of March 31, 2021, incorporated herein by reference, and to the reference to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in each Prospectus and under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in each Statement of Additional Information filed on Form N-2.

/s/ KPMG LLP

New York, New York

July 30, 2021